NIVS Provides Updates of Purchase Agreement for NIVS 3G Mobile Phone Products

HUIZHOU, China, April 7, 2010—NIVS IntelliMedia Technology Group, Inc., ("NIVS" or the "Company") (NYSE Amex: NIV), a consumer electronics company that designs, manufactures and sells intelligent audio and visual products, today announced an update to its purchase agreement to sell 3G mobile phones to China PTAC Communications Services on behalf of China Telecom as previously announced in the Company’s press release issued on January 14, 2010.

As originally contemplated and announced in the previous press release, the Company’s delivery of the 3G mobile phones representing the aggregate order was to be completed by March 31, 2010.  Due to unforeseen delays related to expansion of the 3G network, it is now anticipated that product delivery will occur by May 2010.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products in China, Greater Asia, Europe, and North America. The NIVS brand has received "Most Popular Brand" distinction in China's acoustic industry for three consecutive years, among numerous other awards. NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company's intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting ("DVB") set-top boxes, peripherals and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to the Company's ability to effectively integrate the operations and management of acquisition targets; the Company's ability to timely deliver products; the Company's ability to timely develop and market new products; the Company's ability to continue to borrow and raise additional capital to fund its operations; the Company's ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company's products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company's products; protection of the Company's intellectual property rights; and changes in the laws of the PRC that affect the Company's operations. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov ). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume an obligation to update these forward-looking statements.

 For more information, please contact:

 Company Contact:

 Jason Wong
 Vice President Investor Relations
 Tel: +86-138-299-16919
 Email: jason@nivsgroup.com

 Investor Contact:

 BPC Financial Marketing
 United States & Canada
 John Baldissera
 Tel: +1-800-368-1217